Putnam Diversified Income Trust, March 31, 2015, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 48,260
Class B		  1,416
Class C   	 19,565
Class M		  4,084

72DD2 (000s omitted)

Class R		    130
Class R5	      0
Class R6	    287
Class Y		 63,958

73A1

Class A	    	  0.162
Class B	    	  0.134
Class C	    	  0.135
Class M           0.153

73A2

Class R	    	  0.152
Class R5	  0.173
Class R6 	  0.174
Class Y	    	  0.173

74U1	(000s omitted)

Class A	        282,923
Class B	         10,329
Class C	        144,640
Class M	         25,727

74U2	(000s omitted)

Class R		    855
Class R5	      1
Class R6	  1,546
Class Y	        350,480

74V1

Class A		   7.51
Class B		   7.44
Class C		   7.39
Class M		   7.39

74V2

Class R		   7.43
Class R5	   7.44
Class R6	   7.45
Class Y		   7.44


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.